Exhibit 10(a)

2009 LONG TERM PLAN

STOCK UNIT AGREEMENT

Dated: February 5, 2009

This Letter Agreement (the “Agreement”) will confirm an award to you of stock units (“Stock Units”), as of the date hereof, by Union Pacific Corporation (the “Company”), under the 2004 Stock Incentive Plan of the Company, as amended from time to time (the “Plan”), a copy of which is included in this grant package on this website and made a part hereof.

STOCK UNITS

1. GRANT OF UNITS. The Company hereby awards to you the number of Stock Units, as shown on Exhibit A of this Agreement, each evidencing the right to receive, upon the terms and subject to the conditions set forth in this Agreement and the Plan, (i) one share of Union Pacific Corporation Common Stock, $2.50 par value per share (“Common Stock”) and (ii) a payment in cash equal to the amount of dividends that would have been payable on one share of Common Stock (“Dividend Equivalent Payments”), provided the applicable Performance Criteria described below have been satisfied.

2. RESTRICTION PERIOD. The period during which the restrictions set forth herein and in the Plan shall apply to your right to receive the Stock Units granted to you shall commence on the date hereof and expire February 5, 2012 if the Performance Criteria described below for such Stock Units have been satisfied (the “Restriction Period”), subject to the provisions of Section 6 hereof. During the Restriction Period, you may be entitled to receive Dividend Equivalent Payments, subject to the provisions of Section 4 hereof.

3. PERFORMANCE CRITERIA. The Performance Criteria is annual Return on Invested Capital (“ROIC”). However, such Performance Criteria are of no force and effect unless and until the Company has operating income (“Operating Income”) in one or more of fiscal years 2009, 2010 or 2011. The definition and calculation of annual ROIC and Operating Income shall be determined in accordance with the Long Term Plan document approved and adopted by the Compensation and Benefits Committee of the Company’s Board of Directors (the “Committee”).

For the fiscal year ending December 31, 2009, you may earn up to one-third of your Stock Unit Target Award as shown on Exhibit A for those Stock Units which have met the applicable ROIC Performance Criteria. For the fiscal year ending December 31, 2010, you may earn up to a total of two-thirds of your Stock Unit Target Award as shown on Exhibit A based on the average of the first two fiscal years of ROIC performance achieved less any Stock Units earned in the first fiscal year. For the fiscal year ending December 31, 2011, you may earn up to two hundred percent of your Stock Unit Target Award as shown on Exhibit A based on the average of all three fiscal years (2009, 2010, and 2011) of ROIC performance achieved less any Stock Units earned in the first two fiscal years.

4. DIVIDEND EQUIVALENT RIGHTS. During the Restriction Period, for those Stock Units which have met the applicable Performance Criteria, unless otherwise determined by the Committee, you shall be entitled to receive Dividend Equivalent Payments. Once such Stock Units are earned, Dividend Equivalent Payments shall be made on the payment date established by the Board of Directors for the underlying dividend payments; provided, however, that if you have elected to defer receipt of such Stock Units in accordance with the terms of the Deferred Compensation Plan of Union Pacific Corporation (the “Deferred Compensation Plan”), payment of such Dividend Equivalent Payments shall be made in accordance with the provisions of Section 11 of the Plan.

5. RESTRICTIONS. (i) You shall be entitled to delivery of the shares of Common Stock only as specified in Section 6 hereof; (ii) none of the Stock Units may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of; (iii) your right to receive Dividend Equivalent Payments shall terminate without further obligation on the part of the Company at the earlier of your separation from service with the Company or a Subsidiary (as defined in the Plan), or your right to receive Common Stock under Section 6 hereof; (iv) all of the Stock Units shall be forfeited and all of your rights to such Stock Units and the right to receive Common Stock shall terminate without further obligation on the part of the Company in the event of your separation from service with the Company or a Subsidiary without having a right to delivery of shares of Common Stock under Section 6 hereof and (v) any Stock Units not earned as of the end of the Restriction Period shall be forfeited and all of your rights to such Stock Units shall terminate without further obligation on the part of the Company.

6. LAPSE OF RESTRICTIONS AND PAYMENT OF STOCK UNITS. (i) At the end of the Restriction Period and provided you have remained continuously employed by the Company or a Subsidiary, unless otherwise determined by the Committee, shares of Common Stock equal to the number of Stock Units which have met the applicable Performance Criteria shall be delivered to you (through your account at the

Company’s third party stock plan administrator, if applicable) free of all restrictions, provided the Company has Operating Income in one or more of the fiscal years 2009, 2010 or 2011. The payment of the Stock Units under this Section 6(i) shall be made in accordance with the provisions of Section 9(f) of the Plan.

(ii) If you have a separation from service with the Company or a Subsidiary prior to the end of the Restriction Period and prior to a Change in Control because you die or become disabled (as determined under the provisions of the Company’s or a Subsidiary’s long-term disability plan), unless otherwise determined by the Committee, you, your estate or your beneficiary, as the case may be, shall be entitled to receive shares of Common Stock equal to the number of Stock Units which have met the applicable Performance Criteria through the end of the fiscal year ending prior to the date of your death or disability, as the case may be, provided the Company has Operating Income in one or more of the fiscal years 2009, 2010 or 2011 and further provided that such fiscal year precedes the date of your death or disability. The payment of the Stock Units under this Section 6(ii) shall be made in accordance with the payment provisions of Section 9(c) of the Plan, subject, to the extent applicable, to Section 6(v) of this Agreement.

(iii) If a Change in Control occurs prior to the end of the Restriction Period and prior to your death, disability or having retired after attaining Retirement Status (as defined in Section 2 of the Plan with respect to Stock Units granted in 2009), shares of Common Stock equal to the number of Stock Units that would have been deliverable if the Performance Criteria shall have been satisfied at the greater of one hundred percent of your Stock Unit Target Award as shown on Exhibit A or the number of Stock Units that would have been delivered based on the Performance Criteria satisfied through the end of each fiscal year prior to the occurrence of such Change in Control and through the end of the most recent fiscal quarter ending prior to the date of the Change in Control shall be delivered to you (through your account at the Company’s third party administrator, if applicable) free of all restrictions, provided the Company has Operating Income in one or more of the calendar years 2009, 2010 or 2011 and further provided that any such calendar year precedes the date of the Change in Control. In either event following the Change in Control no greater Performance Criteria may be earned under this Agreement. Shares of Common Stock to which you are entitled pursuant to this Section 6(iii) shall be delivered to you in accordance with the payment provisions set forth in Section 9(d) of the Plan, subject, to the extent applicable, to Section 6(v) of this Agreement.

(iv) If you have a separation from service with the Company or a Subsidiary for any other reason, with or without cause, prior to the earlier of the end of the Restriction

Period or a Change in Control, you will forfeit all Stock Units and all of your rights to such Stock Units shall terminate without further obligation on the part of the Company.

(v) You may elect to defer receipt of payment of shares underlying the Stock Units pursuant to the terms of, and in accordance with the provisions of, the Deferred Compensation Plan. If you do so elect to defer payment of shares underlying the Stock Units, such payments will be made in accordance with the Deferred Compensation Plan.

7. WITHHOLDING. Upon payment of the Stock Units, you must arrange for the payment to the Company (through the Company’s third party stock plan administrator, if applicable) of all applicable withholding taxes resulting therefrom promptly after notification of the amount thereof. You may elect to have shares withheld to pay withholding taxes if a proper election to pay withholding taxes in this manner is made.

8. SUBJECT TO PLAN. The award confirmed by this Agreement is subject to the terms and conditions of the Plan, as the same may be amended from time to time in accordance with Section 19 thereof.

PROTECTION OF CONFIDENTIALITY

9. CONFIDENTIAL INFORMATION; TRADE SECRETS. By electronically accepting this Agreement, you acknowledge that the Company regards certain information relating to its business and operations as confidential. This includes all information that the Company could reasonably be expected to keep confidential and whose disclosure to third parties would likely be disparaging or detrimental to the Company (“Confidential Information”). Your electronic signature also acknowledges that the Company has certain information that derives economic value from not being known to the general public or to others who could obtain economic value from its disclosure or use, which the Company takes reasonable efforts to protect the secrecy of (“Trade Secrets”).

10. TYPES OF CONFIDENTIAL INFORMATION OR TRADE SECRETS. By electronically accepting this Agreement, you acknowledge that you developed or have had or will have access to one or more of the following types of Confidential Information or Trade Secrets: information about rates or costs; customer or supplier agreements and negotiations; business opportunities; scheduling and delivery methods; business and marketing plans; financial information or plans; communications within the attorney-client privilege or other privileges; operating procedures and methods; construction methods and plans; proprietary computer systems design, programming or software; strategic plans; succession plans; proprietary company training programs; employee performance, compensation or benefits; negotiations or strategies relating to collective bargaining agreements and/or labor disputes; and internal or external claims or complaints regarding personal injuries, employment laws or policies, environmental protection, or hazardous materials. By electronically accepting this Agreement, you agree that any disclosures by you to any third party of such Confidential Information or Trade Secrets would constitute gross misconduct within the meaning of the Plan.

11. PRIOR CONSENT REQUIRED. By electronically accepting this Agreement, you agree that you will not, unless you receive prior consent from the Company’s Senior Vice President, Human Resources & Secretary or such other person designated by the Company (hereinafter collectively referred to as the “Sr. VP-HR & S”), or unless ordered by a court or government agency, (i) disclose to any subsequent employer or unauthorized person any Confidential Information or Trade Secrets, or (ii) retain or take with you when you leave the Company any property of the Company or any documents (including any electronic or computer records) relating to any Confidential Information or Trade Secrets.

12. PRIOR NOTICE OF EMPLOYMENT, ETC. By electronically accepting this Agreement, you acknowledge that if you become an employee, contractor, or consultant for any other railroad, this would create a substantial risk that you would, intentionally or unintentionally, disclose or rely upon the Company’s Confidential Information or Trade Secrets for the benefit of the other railroad to the detriment of the Company. You further acknowledge that such disclosures would be particularly damaging if made shortly after you leave the Company. Therefore, by electronically signing Exhibit A, you agree that for a period of one-year after you leave the Company, before accepting any employment or affiliation with another railroad you will give written notice to the Sr. VP-HR & S of your intention to accept such employment or affiliation. You also agree to confer in good faith with the Sr. VP-HR & S concerning whether your proposed employment or affiliation could reasonably be expected to be performed without improper disclosure of Confidential Information or Trade Secrets. If the Sr. VP-HR & S and you are unable to reach agreement on this issue, you agree to submit this issue to arbitration, to be conducted under the rules of the American Arbitration Association, for final resolution. You also agree that you will not begin to work for another railroad until the Sr. VP-HR & S or an arbitrator has determined that such employment could reasonably be expected to be performed without improper disclosure of the Company’s Confidential Information or Trade Secrets.

13. FAILURE TO COMPLY. By electronically accepting this Agreement, you agree that, if you fail to comply with any of the promises that you made in Section 11 or 12 above, you will return to the Company any shares of Common Stock (or the market value of any shares of Common Stock received) which you received at any time from 180 days prior to the earlier of (i) the date when you leave the Company or (ii) the date you fail to comply with any such promise you made in Section 11 or 12 to 180 days after the date when the Company learns that you have not complied with any such promise. You agree that you will return such shares of Common Stock to the Company on such terms and conditions as may be required by the Company. You further agree that the Company will be entitled to set off the market value of any such shares of Common Stock against any amount that might be owed to you by the Company.

NO DIRECT COMPETITION

14. SOLICITATION OF CUSTOMERS; NO EMPLOYMENT WITH WESTERN ROADS. By electronically accepting this Agreement, you agree for a period of one year following your departure from the Company, you will not (directly or in association with others) call on or solicit the business of any of the Company’s customers with whom you actually did business or otherwise had personal contact while you were employed by the Company, for the purpose of providing the customers with goods and/or services similar in nature to those provided by the Company in the states in which the Company now operates. You further agree that for the same time period, you will not become an employee, contractor or consultant for any of the following companies, which compete directly with the Company: Burlington Northern Santa Fe Corporation; Kansas City Southern Industries, Inc.; Dakota, Minnesota & Eastern Railway Company; Illinois Central Corporation; and Texas Mexican Railway Company (including their respective affiliates and subsidiaries or any company which acquires or is acquired by any such company) (the “Western Roads”). This Section 14 is not intended to prevent you from working for any employer other than a Western Road. This Section does not apply to employees who work in California at the time when this Agreement is electronically signed or when their employment with the Company ends.

15. ACKNOWLEDGMENT; INJUNCTIVE RELIEF. By electronically accepting this Agreement, you acknowledge that Section 14 will not prevent you from being gainfully employed after you leave the Company, because you will remain free to work in any occupation, profession, trade, or business so long as you comply with your promises in Section 14. You also agree that because money damages would not be adequate to compensate the Company if you violate any of your promises in Section 14, the Company would be entitled to an injunction from a Court to enforce those promises.

16. VIOLATION OF PROMISES. By electronically accepting this Agreement, you agree that if you violate any of your promises in Section 14, then you will return to the Company any shares of Common Stock (or the fair market value thereof) granted to you by this Agreement which you received at any time from 180 days prior to the date when you leave the Company to 180 days after the date when the Company learns that you have not complied with the promises you made in Section 14. You agree that you will return such shares of Common Stock (or the fair market value thereof) to the Company on such terms and conditions as may be required by the Company. You further agree that the Company will be entitled to set off the market value of any such shares of Common Stock against any amount that might be owed to you by the Company.

GENERAL

17. RESTATEMENTS OF FINANCIAL RESULTS. By electronically accepting this Agreement, you agree that you will return such shares of Common Stock (or the fair market value thereof) to the Company as determined by the Committee in its exclusive discretion, which shall be final, conclusive and binding upon the Company and you. The Committee will exercise its discretion only in the event that the Committee’s certification of a level of ROIC was based on financial results subsequently revised by a restatement of such financial results and only to the extent that such restated financial results would have entitled you to a lesser award of Common Stock under the Performance Criteria.

18. SEVERABILITY. If any provision of this Agreement is, becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Company, it shall be stricken and the remainder of the Agreement shall remain in force and effect.

19. CHOICE OF LAW. All questions pertaining to the construction, regulation, validity, and effect of this Agreement shall be determined in accordance with the laws of the State of Utah, without regard to the conflict of laws doctrine.

20. EMPLOYMENT AT WILL. In accordance with Section 21(a) of the Plan, this Agreement shall not be construed to confer upon any person any right to be continued in the employ of the Company or a Subsidiary.

21. DEFINED TERMS. For purposes of this Agreement, capitalized terms shall have the meanings specified in the Plan, unless a different meaning is provided in this Agreement or a different meaning is plainly required by the context.

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